January 5, 1998



Loch Exploration, Inc.
3200 Wilcrest, Suite 370
Houston, TX77042

         Re:      Loch Exploration, Inc.
                  Registration Statement on Form S-8

Gentlemen:

         We have represented Loch Exploration, Inc., a Texas corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of an aggregate 2,304,700 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") pursuant to the terms of Consulting Services Agreements with Baldridge Ventures, Inc., Belfast Ventures, Inc. and Belsley Investments, Ltd. ("Plans"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

         We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 BREWER & PRITCHARD